Contacts:

Lawrence R. Samuels	Cecilia Wilkinson/Angie Yang
Senior Vice President, Chief Financial Officer	PondelWilkinson Inc.
UTi Worldwide Inc.	310.279.5980
310.604.3311	investor@pondel.com

UTi WORLDWIDE ANNOUNCES CLOSING OF PUBLIC OFFERING OF SHARES
FOR UNISERV’S MONETIZATION TRANSACTIONS AND EXERCISE OF OVER-ALLOTMENT OPTION

Rancho Dominguez, California – December 22, 2004 – UTi Worldwide Inc. (NASDAQ NM: UTIW) (“UTi Worldwide”), an international, non-asset based global integrated logistics company, announced today the closing of its previously announced underwritten offering of UTi Worldwide ordinary shares in connection with monetization transactions being conducted by United Service Technologies Limited (“Uniserv”), UTi Worldwide’s largest shareholder. A total of 6,604,000 UTi Worldwide ordinary shares were sold pursuant to the underwritten offering, including 861,000 ordinary shares pursuant to the exercise by the underwriters of the over-allotment option. UTi Worldwide did not receive any proceeds from the sale of the shares by the sellers, nor did UTi Worldwide issue any new ordinary shares in connection with the offering.

In connection with the underwritten offering, affiliates of the underwriters borrowed 6,604,000 ordinary shares from UTi Worldwide shareholders (of which 4,383,057 ordinary shares were borrowed from affiliated lenders) and then sold those shares through the underwriters in the underwritten offering. Following the underwritten offering, the affiliates of the underwriters expect to offer up to 1,009,000 additional ordinary shares in connection with the monetization transactions since the over-allotment option was exercised in full. These additional shares will not be part of the underwritten offering but have been registered with the Securities and Exchange Commission. Over the same period when those affiliates sell the additional shares, they or their affiliates expect to purchase an equal number of ordinary shares in the open market.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the ordinary shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and prospectus relating to the underwritten offering can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, and from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, Level 1B, New York, NY 10010, or by faxing a request to 212-325-8057.

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